UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC 20549

                             FORM 15

CERTIFICATION AN D NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                 Commission File Number 000-27585

                    Loraca International, Inc.
      (Exact Name of registrant as specified in its charter)

 2901 Dallas Parkway, Suite 220, Plano, Texas 75093 (972)398-7500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Common Stock, $0.001 Par Value
     (Title of each class of securities covered by this Form)

                               None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)

Rule 12h-3(b)(1)(i)

Rule 12g-4(a)(1)(ii)     x

Rule 12h-3(b)(1)(ii)

Rule 12g-4(a)(2)(i)

Rule 12h-3(b)(2)(i)

Rule 12g-4(a)(2)(ii)

Rule 12h-3(b)(2)(ii)

Rule 15d-6



Approximate number of holders of record as of the certification or notice date: 340

Pursuant to the requirements of the Securities Exchange
Act of 1934, Loraca International, Inc.
has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 20, 2001 By:  Ronald R. Baca
                         Chief Executive Officer